UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2025

Femasys Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40492	11-3713499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3950 Johns Creek Court, Suite 100 Suwanee, Georgia (Address of principal executive offices)	30024 (Zip Code)

(770) 500-3910
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	FEMY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 3, 2025, Femasys Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which it agreed to sell to the Investors:  (i) senior secured convertible notes (the “Notes”) convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a conversion price of $0.73 per share, (ii) Series A-1 Warrants to purchase shares of Common Stock at an exercise price of $0.81 per share (the “Series A-1 Warrants”), (iii) Series B-1 Warrants to purchase shares of Common Stock at an exercise price of $0.92 per share (the “Series B-1 Warrants”), and (iv) Series C-1 Warrants to purchase shares of Common Stock at an exercise price of $1.10 per share (the “Series C-1 Warrants”, and together with the Series A-1 Warrants and Series B-1 Warrants, the “Warrants,” and, together with the Notes, the “Securities”) (collectively, the “Private Placement”). The closing of the Private Placement is expected to occur on two closing dates, first on November 7, 2025 (the “First Closing Date”) and then on November 26, 2025 (the “Second Closing Date”), in each case, subject to the satisfaction of customary closing conditions.

On the First Closing Date, the Company has agreed to issue (i) Notes in an aggregate principal amount of $8,025,000.66, initially convertible into 10,953,165 shares of Common Stock (ii) Series A-1 Warrants to purchase up to an aggregate of 10,953,165 shares of Common Stock, (iii) Series B-1 Warrants to purchase up to an aggregate of 10,953,165 shares of Common Stock, and (iv) Series C-1 Warrants to purchase up to an aggregate of 10,953,165 shares of Common Stock.

On the Second Closing Date, the Company has agreed to issue (i) Notes in an aggregate principal amount of $3,974,999.24, initially convertible into 5,425,398 shares of Common Stock, (ii) Series A-1 Warrants to purchase up to an aggregate of 5,425,398 shares of Common Stock, (iii) Series B-1 Warrants to purchase up to an aggregate of 5,425,398 shares of Common Stock, and (iv) Series C-1 Warrants to purchase up to an aggregate of 5,425,398 shares of Common Stock. The aggregate gross proceeds from the Private Placement are expected to be $12 million. The Company expects to use the net proceeds from the Private Placement to repay in full the Company’s senior convertible notes issued in November 2023 no later than their stated maturity and for working capital and other general corporate purposes.

Three Company insiders participated in the Private Placement on the same terms as other Investors. The Company’s Chief Executive Officer, Chief Financial Officer, and a member of the Company’s board of directors purchased an aggregate of Notes and Warrants for an aggregate purchase price of approximately $100,000. The purchases by the Company insiders were made on identical terms and conditions as all other Investors.

The Purchase Agreement contains certain representations and warranties, covenants and indemnities customary for similar transactions. Pursuant to the Purchase Agreement, Pointillist Global Macro Series of Pointillist Partners LLC (the “Lead Lender”) has the right to nominate one individual to serve on the Board of Directors of the Company (the “Board”) until the earlier of (a) when the Lead Lender beneficially owns less than 4.99% of the number of shares of Common Stock outstanding of the Company, (b) the repayment of the Notes in full and (c) the five-year anniversary of the First Closing Date, such time, (the “Lead Lender Board Seat Fall-Away”). Beginning on the fifth anniversary of the First Closing Date and until the earlier of (i) the date on which the Lead Lender no longer beneficially owns at least 4.99% of the Company's outstanding Common Stock on an as-converted basis and (ii) payment in full of the Notes, the Lead Lender shall have the right to designate one individual as a non-voting observer to the Board. In addition, the Lead Lender has agreed to a standstill until the earlier of (a) the five-year anniversary of the First Closing Date and (b) the Lead Lender Board Seat Fall-Away, during which period the Lead Lender has agreed not to, among other things, acquire additional securities of the Company other than pursuant to the Purchase Agreement, Notes or Warrants that would result in beneficial ownership exceeding 30% of the Company’s outstanding Common Stock.

The Notes

The Notes are senior secured obligations of the Company and accrue interest at a rate of 8.50% per annum, payable annually in-kind by increasing the principal amount outstanding, and mature ten years after the date of issuance. The Notes are convertible into shares of Common Stock (the “Conversion Shares”) at the election of the holder at any time at an initial conversion price of $0.73 (the “Conversion Price”), which represented a 15% premium to the closing price of the Company’s Common Stock immediately prior to entering into the Purchase Agreement. The Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and similar corporate events.

The Notes are secured by a lien on and security interest in substantially all of the Company's assets, including the equity interests the Company owns in its subsidiaries, pursuant to security agreements, pledge agreements, intellectual property security agreements, and related documents entered into with the Lead Lender as Payee Representative for the benefit of the holders of the Notes.

The Company may require holders to convert their Notes into Conversion Shares at any time if (i) the Registration Statement required to be filed pursuant to the Registration Rights Agreement is effective, (ii) for the immediately preceding thirty (30) consecutive trading days, the VWAP has exceeded 450% of the then-effective Conversion Price on each such trading day, (iii) the total daily trading volume of the Common Stock is at least $1,500,000.00, and (iv) the Equity Conditions (as defined in the Notes) are satisfied, provided in each case that no Event of Default (as defined in the Notes) has occurred.

The Notes provide for certain Events of Default, including, among other things, the failure to file and maintain an effective registration statement covering the sale of the securities registrable pursuant to the Registration Rights Agreement (as defined below) and the Company’s failure to pay any amounts due to the holders of the Notes when due. In connection with an Event of Default, each holder of Notes will be able to require the Company to redeem in cash any or all of the holder’s Notes at a price equal to 100% of the Conversion Amount (as defined in the Notes).

Under the terms of the Notes, the Company will be subject to certain affirmative and negative covenants regarding the incurrence of indebtedness, acquisition and investment transactions, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends, distributions or redemptions, and the transfer of assets, among other matters.

The Warrants

The Series A-1 Warrants are exercisable for shares of Common Stock (the “Series A-1 Warrant Shares”) immediately, at an exercise price of $0.81 per share (“Series A-1 Exercise Price”) and expire ten years from the date of issuance. The Series B-1 Warrants are exercisable for shares of Common Stock (the “Series B-1 Warrant Shares”) immediately, at an exercise price of $0.92 per share (“Series B-1 Exercise Price”) and expire at the earlier of (a) ten years from the date of issuance and (b) 45 days following the date on which the Company publicly discloses that the Company has reported two consecutive quarters of $3.25 million in sales (if such event ever occurs). The Series C-1 Warrants are exercisable for shares of Common Stock (the “Series C-1 Warrant Shares” and, together with the Series A-1 Warrant Shares and Series B-1 Warrant Shares, the “Warrant Shares”) immediately, at an exercise price of $1.10 per share (“Series C-1 Exercise Price”) and expire at the earlier of (a) ten years from the date of issuance and (b) 45 days following the date on which the Company publicly discloses that the Company has received approval from the Food and Drug Administration for FemBloc Permanent Birth Control (if such event ever occurs). The Warrants include customary stock split adjustments as well as weighted average anti-dilution protections with respect to future issuances of securities, subject to certain exceptions. There is no established public trading market for the Notes or Warrants and the Company does not intend to list the Notes or Warrants on any national securities exchange or nationally recognized trading system.

Each Note and Warrant contains a prohibition on the conversion of the Notes or exercise of the Warrants if such conversion or exercise would, together with all other conversions or exercises under the Notes or Warrants, result in the issuance of more than an aggregate of 19.99% of the Company's outstanding Common Stock as of the date of the Purchase Agreement, unless stockholder approval is obtained. The Company intends to seek stockholder approval for the issuance of shares of Common Stock upon conversion of the Notes and exercise of the Warrants in excess of this limitation at its next annual meeting of stockholders. There can be no assurance that such stockholder approval will be obtained.

Registration Rights

The Notes, the Conversion Shares, the Warrants and the Warrant Shares have not been registered under the Securities Act. The Company and the Investors entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company will be required to file a resale registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register for resale 100% of the Conversion Shares and the Warrant Shares promptly following the First Closing Date, but in no event later than six months after the First Closing Date, and to have such Registration Statement declared effective by the Effectiveness Deadline (as defined in the Registration Rights Agreement).

The foregoing descriptions of the Purchase Agreement, the Notes, the Warrants and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement, the Note, the Series A-1 Warrant, the Series B-1 Warrant , the Series C-1 Warrant and the Registration Rights Agreement, forms of which are filed as Exhibits 10.1, 10.2, 4.1, 4.2, 4.3 and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

The matters described in Item 1.01 of this Current Report on Form 8-K related to the Private Placement are incorporated herein by reference. The Private Placement is exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws. Each of the Investors has represented to the Company that it is an accredited investor within the meaning of Rule 501(a) of Regulation D and that it is acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The Notes and Warrants are being offered without any general solicitation by the Company or its representatives.

This report shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
4.1	Form of Series A-1 Warrant
4.2	Form of Series B-1 Warrant
4.3	Form of Series C-1 Warrant
10.1	Form of Purchase Agreement
10.2	Form of Convertible Note
10.3	Form of Registration Rights Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Femasys Inc.

	By:	/s/ Kathy Lee Sepsick
Names: Kathy Lee Sepsick
Title: Chief Executive Officer

Date: November 7, 2025